Exhibit 99.1

Arcimoto Appoints Nancy Calderon to Board of Directors

EUGENE, Ore.--April 17, 2020--Arcimoto, Inc.® (Nasdaq: FUV) (“Arcimoto” or the “Company”), makers of the Fun Utility Vehicle® (FUV®), an affordable, practical, and thrilling pure electric vehicle for everyday commuters and fleets, is pleased to welcome Nancy Calderon to the Board of Directors as of April 16, 2020.

In connection with Ms. Calderon’s appointment to the Board, Ms. Calderon was appointed to the Compensation Committee, the Nominating and Governance Committee, and will serve as the Chair of the Audit Committee.

“We are thrilled to welcome Nancy as Arcimoto’s Audit Committee Chair,” said Arcimoto CEO Mark Frohnmayer. “Her decades of experience at KPMG managing major national accounts will benefit Arcimoto greatly as we enter the next stage of growth for the company.”

“I am delighted to be joining the Arcimoto board,” added Calderon. “The company’s commitment to innovating in order to solve some of the global climate problems is an inspiration to me. In particular, I believe The Deliverator model will be a successful disruptor in the last mile delivery business. I look forward to contributing as a board member to this wonderful company.”

Ms. Calderon is a certified public accountant with over 30 years of experience in public accounting. Prior to her retirement in September 2019, Ms. Calderon had served in various roles at KPMG, LLP, a global network of professional firms providing audit, tax, and advisory services (“KPMG”), since 1986. From July 2012 until September 2019, Ms. Calderon served as the Global Lead Partner for a Fortune 40 account, managing a global team of over 500 professionals in more than 50 countries. In addition to her role as Global Lead Partner, during the same period, Ms. Calderon served as a senior partner of KPMG’s Board Leadership Center and a board member of KPMG’s Global Delivery Center in India. From June 2008 until June 2012, Ms. Calderon served as KPMG’s U.S. National Partner in Charge of Operations and its Americas Region Chief Administrative Officer. Prior to June 2008, Ms. Calderon held various positions at KPMG, including National Director of Trust and Estate Tax Services; National Director, Tax Outsourcing; and Senior Manager, Corporate Tax Services. Ms. Calderon currently serves on the board of directors of Northern Technologies International Corporate (NASDAQ:NTIC) and is a member of the audit committee. Ms. Calderon holds a B.S. in Accounting from the University of California, Berkeley and an M.S. in Taxation from Golden Gate University.

About Arcimoto

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle is one of the lightest, most affordable, and most appropriate electric vehicles suitable for the daily driver. For more information, please visit www.arcimoto.com.

Contacts

Public Relations Contact:
Megan Kathman
Main: 646-454-9378
pr@arcimoto.com

Investor Relations Contact:
investor@arcimoto.com